Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
PROTECTIVE PRODUCTS OF AMERICA, INC.
     The undersigned incorporator hereby forms a corporation under the laws of the State of Delaware, as follows:
ARTICLE I.
NAME
     The name of the Corporation is Protective Products of America, Inc.
ARTICLE II.
REGISTERED OFFICE AND AGENT
     The name and address of the Corporation’s registered office and agent in the State of Delaware is CT Corporation System, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.
ARTICLE III.
PURPOSE
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE IV.
BYLAWS
     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
ARTICLE V.
CAPITAL STOCK
     The total number of shares of capital stock of all classes which the Corporation is authorized to issue is Fifty Million (50,000,000), of which Forty Million (40,000,000) shares are common stock, par value $.001 per share (“Common Stock”), and Ten Million (10,000,000) shares are preferred stock, par value $.001 per share (“Preferred Stock”).

Provisions Relating to Common Stock
     1. Except as otherwise required by law, or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, all rights to vote and all voting power shall be vested exclusively in the holders of Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any resolutions or certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any resolutions or certificate of designations relating to any series of Preferred Stock) or pursuant to the General Corporation Law of Delaware.
     2. Subject to the rights of the holders of the Preferred Stock, the holders of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, dividends payable in cash, stock or otherwise.
     3. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled (if any) or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock.

     4. Shares of Common Stock which shall be issued and thereafter acquired by the Corporation through repurchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued shares of Common Stock.
Provisions Relating to Preferred Stock
     5. The Board of Directors of the Corporation may authorize the issuance of Preferred Stock from time to time in one or mores series or classes and with such distinctive designations as may be stated in the resolution or resolutions provided for the issuance of such stock from time to time adopted by the Board of Directors. The resolution or resolutions providing for the issuance of shares of a particular series or class of Preferred Stock shall fix, subject to applicable law, the designations, and the powers, preferences, and rights, and the qualifications, limitations and restrictions, of the shares of such series or class. The authority of the Board of Directors with respect to each series or class shall include, but not be limited to, determination of the following:
     (a) the number of shares constituting such series or class, including the authority to increase or decrease such number, and the distinctive designation of such series or class;
     (b) the dividend rate, if any, of the shares of such series or class, whether any such dividends are payable in cash, stock or other property, the conditions upon which and the times when any such dividends are payable, whether the dividends shall be cumulative and, if so, the date from which they shall be cumulative, and the relative rights of preference or priority, if any, of payment of dividends on shares of such series or class;
     (c) the right, if any, of the Corporation to redeem shares of such series or class and the terms and conditions of such redemption;
     (d) the rights of the shares in case of a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, or the distribution of its assets, and the relative rights of priority, if any, of payment of shares of such series or class;
     (e) the voting power, if any, for such series or class and the terms and conditions under which voting power may be exercised; and without limiting the generality of the foregoing, any special voting preferences, such as the right to elect a majority, or other specified portion, of the members of the Corporation’s Board of Directors;
     (f) the obligation, if any, of the Corporation to retire shares of such series or class pursuant to a retirement or sinking fund or funds of a similar nature or otherwise, and the terms and conditions of such obligation;
     (g) the terms and conditions, if any, upon which shares of such series or class shall be convertible into or exchangeable for shares of stock of any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and
     (h) any other rights, preferences or limitation of the shares of such series or class.
     6. The shares of each class or series of Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any existing class or series by a resolution subtracting from such series unissued shares of Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.
     7. Unless otherwise provided in the resolution or resolutions of the Board providing for the issuance of such shares, shares of Preferred Stock of such class or series which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued shares of Preferred Stock.

General Provisions
     8. Except as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock as hereinabove provided, no cumulative voting by any stockholder shall be permitted.
     9. No stockholder of the Corporation shall have, by reason of holding shares of any class or series of stock of the Corporation, any preemptive rights to purchase or subscribe for any other shares of any class or series of stock of the Corporation now or hereafter authorized, or any other equity securities, or any notes, debentures, warrants, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class now or hereafter authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder.
ARTICLE VI.
BOARD OF DIRECTORS
     1. The number of directors of the Board of Directors of the Corporation will be as specified in the Corporation’s Bylaws.
     2. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected, provided that directors initially designated as Class I directors shall serve for a term ending on the date of the 2009 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the date of the 2010 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the 2011 annual meeting. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.
     3. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.
     4. Any director or the entire Board of Directors may be removed at any time, but only for cause (as defined in the Bylaws of the Corporation) and then only by the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.
     5. Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article V applicable thereto, and such directors so elected shall not be subject to the provisions of this Article VI unless otherwise provided therein.

ARTICLE VII.
AFFILIATED TRANSACTIONS
     The Corporation expressly elects not to be governed by the provisions of Section 203 of the Delaware General Corporation Law.
ARTICLE VIII.
LIMITATION OF LIABILITY
     No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term “damages” shall, to the extent permitted by law, include, without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article VIII is in effect shall be deemed to be doing so in reliance on the provisions of this Article VIII, and neither the amendment or repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall apply to or have any effect on the liability or alleged liability of any director or the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article VIII are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.
ARTICLE IX.
INDEMNIFICATION
     Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article IX. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article IX shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted in the Bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise. Any repeal or modification of the foregoing provisions of Article IX or any repeal or modification of the relevant provisions of the Delaware General Corporation Law shall not in any way diminish the rights to indemnification set forth herein, or advances made to any person indemnified hereunder, or the obligations of the Corporation arising hereunder, for claims relating to matters occurring prior to such repeal or modification.
ARTICLE X.
AMENDMENTS
     1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
     2. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of not less than 75% of the issued and outstanding shares of the capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, Article VI of this Certificate of Incorporation or this Article X.
ARTICLE XI.
INCORPORATOR
     The name and mailing address of the person signing this Certificate of Incorporation as the incorporator is: Stephen Giordanella, c/o Protective Products International Corporation, 1649 N.W. 136th Avenue, Sunrise, Florida 33323.
ARTICLE XII.
INITIAL DIRECTORS
     The names and mailing addresses of the persons who are to serve as directors until the applicable annual meeting of stockholders indicated below or until their successors are elected and qualified are as follows:
     Class I Directors (term expiring at the 2009 annual meeting of stockholders):
Larry Moeller
c/o Edco Financial Holdings Ltd.
3220, 255 — 5th Avenue S.W.
Calgary, AB T2G 3G6
Richard P. Torykian, Sr.
c/o Lazard Capital Markets
30 Rockefeller Plaza
Suite 6000
New York, New York 10020
Senator Dennis DeConcini
c/o Parry, Romani, DeConcini and Symms
517 C Street N.E.
Washington, D.C. 20002
     Class II Directors (term expiring at the 2010 annual meeting of stockholders):
General H. Hugh Shelton
P.O. Box 2082
Moorhead City, North Carolina 28557
Keith Engel
c/o Benson Edwards LLP
200 — 270 Highway 33 West
Kelowna, BC V1X 1X7
     Class III Directors (term expiring at the 2011 annual meeting of stockholders):
Brian Stafford
c/o Protective Products International Corporation
1649 N.W. 136th Avenue
Sunrise, Florida 33323
Stephen Giordanella
c/o Protective Products International Corporation
1649 N.W. 136th Avenue
Sunrise, Florida 33323

     IN WITNESS WHEREOF, the undersigned, as the incorporator, has executed the foregoing Certificate of Incorporation as of the 31st day of July, 2008, to be effective at 11:59 p.m. (Eastern Daylight Time) on July 31, 2008.

/s/ Jason Williams
Jason Williams
Incorporator

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